Exhibit 99.(a)(1)(M)
Email from Vice President, Human Resources, to Pharmion Employees Eligible to
Participate in the Option Exchange Program, sent on May 15, 2006
     ** Please Note: The Option Exchange Program expiration date has changed from 11:59 P.M. Mountain Standard Time on Monday, May 22, 2006 to 11:59 P.M. Eastern Standard Time on Monday, May 22, 2006.
     On April 19, 2006, we mailed materials to your home concerning the Option Exchange Program, an offer to eligible employees of the opportunity to exchange their outstanding stock options, with exercise prices of $21.00 or higher and granted before April 1, 2005, for a lesser number of options with an exercise price equal to the closing price of the Company’s common stock as reported on NASDAQ on the last trading date prior to the date the new options will be granted. In these materials you received an Offer to Exchange Outstanding Options to Purchase Common Stock (the “Offer”), which describes the Option Exchange Program, and a Stock Option Exchange Election Form (the “Election Form”), which includes a list of all of your stock option grants eligible to be exchanged, and which must be completed, signed and returned to us if you elect to exchange options in the Option Exchange Program.
     Attached to this email is a Supplemental Disclosure which supplements and amends both the Offer and the Election Form that you received in the mail. You should read the attached disclosure carefully, as it provides important additional information about the Option Exchange Program and amends the terms of both the Offer and the Election Form. While you need not resend an Election Form if you have already done so, please note that the attached statement amends the terms of any Election Form that you return to us, including any Election Form you have already returned.
     The Option Exchange Program is scheduled to expire at 11:59 P.M. Eastern Time on Monday, May 22, 2006. If you wish to participate in the Option Exchange Program, you must submit a properly completed Election Form no later than 11:59 P.M. Eastern Time on Monday, May 22, 2006.
     If you have questions about the Option Exchange Program, you can call Bridget Gippe (at 720-564-9149 for U.S. employees) or Tennille Wood (at +44 1753 240902 for employees outside the U.S.) or send an e-mail to stockoptionexchange@pharmion.com.